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                                                     Illinois Tool Works Inc.
                                                     3600 West Lake Avenue
                                                     Glenview, IL 60025


                                                              April 10, 2001

Bradford Venture Partners, L.P.
c/o Bradford Associates
44 Nassau Street
Princeton, NJ 08542

To Whom It May Concern:

         This letter is to confirm the agreement between Illinois Tool Works Inc., a Delaware corporation ("BUYER") and Bradford Venture Partners, L.P. ("YOU") regarding all of the 835,925 shares, $.01 par value, ("COMMON STOCK") of Foilmark, Inc., a Delaware corporation (the "COMPANY"), beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by you and any other shares of Common Stock as to which you may hereafter acquire beneficial ownership (the "SHARES"). In order to induce Buyer to enter into an Agreement and Plan of Merger to be dated as of the date hereof between the Company and Buyer (the "MERGER AGREEMENT"), you hereby agree as follows (capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement):

         Subject to the terms and conditions hereof, as soon as practicable after the commencement of the tender offer to be commenced by Buyer pursuant to the Merger Agreement (the "TENDER OFFER"), but in no event later than the expiration date of the Tender Offer, you will tender to Buyer, or cause to be tendered, all of the Shares, regardless of whether a higher offer for such Shares has been made. If you withdraw your tender of Shares in the Tender Offer, you shall immediately, but in no event later than the expiration date of the Tender Offer, re-tender such Shares to Buyer.

         You hereby grant to Buyer the option (the "OPTION") to purchase all of the Shares, at the higher of U.S. $6.36 per Share in cash or such higher price per Share in cash as Buyer or any of its subsidiaries may offer to pay for shares of Common Stock in the Tender Offer (the "PER SHARE OPTION PRICE"), beginning on the date of an Applicable Termination (as defined below) and ending on the date (the "EXPIRATION DATE") that is the later of
(A) ten business days following such Applicable Termination and (B) ten business days following the receipt by Buyer of any of the governmental consents or approvals or the termination or expiration of any waiting periods referred to in SECTION 8.01(b) of the Merger Agreement. An "APPLICABLE TERMINATION" shall



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April 10, 2001
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mean any termination of the Merger Agreement after an Alternative Acquisition
Proposal (as defined in the Merger Agreement) has been made, proposed, communicated or disclosed in any manner.

         If (i) Buyer acquires the Shares upon exercise of the Option, (ii) Buyer does not acquire a number of shares of Common Stock representing at least the Minimum Tender Condition within twelve months after such exercise of the Option and (iii) within such twelve-month period, Buyer or any affiliate of Buyer, directly or indirectly, sells, transfers or otherwise disposes of (including, without limitation, pursuant to a merger, liquidation, reorganization or business combination involving the Company) the Shares acquired by Buyer upon exercise of the Option, other than to any affiliate of Buyer (any of the foregoing, a "COVERED DISPOSITION"), then upon consummation of any such Covered Disposition, Buyer shall pay to you in cash the amount, if any, by which the aggregate of the cash consideration per Share and the fair market value (as of the time of such Covered Disposition) of any securities or other property or assets obtained by Buyer in the Covered Disposition exceeds the Per Share Option Price, multiplied by the number of Shares sold, transferred or disposed of in the Covered Disposition (the amount so payable to you, the "COVERED AMOUNT"). In the case of any securities so obtained by Buyer in a Covered Disposition that are traded on any national securities exchange or through any inter-dealer quotation system, the "fair market value" of such securities as of the time of such Covered Disposition shall be the closing market price as reported on the securities exchange or quotation system that is the principal trading market for such securities on the last trading day before the Covered Disposition. In the case of any other non-cash consideration so obtained by Buyer in a Covered Disposition, the "fair market value" of such consideration shall be the value actually attributed to such consideration under the terms of the Covered Disposition or, if no such attribution was made under the terms of the Covered Disposition, the fair market value of such consideration as determined by Buyer and you in good faith. If Buyer and you cannot agree on the fair market value of such consideration within ten (10) days after the consummation of the Covered Disposition, then the fair market value shall be determined by arbitration in accordance with the rules of the American Arbitration Association. The Covered Amount shall be treated as additional purchase price paid for the Shares for tax and other purposes.

         You hereby agree not to sell, transfer or encumber the Shares (except in the Tender Offer or to Buyer and for transfers of Shares to a trust which unconditionally and irrevocably agrees to be bound by the terms of this letter agreement with respect to the Shares being transferred) prior to the Expiration Date.

         You hereby represent and warrant as to the Shares issued, outstanding and beneficially owned by you as of the date of this letter agreement that except as disclosed on Schedule I hereto (i) you are the sole owner of and have full right, power and authority to sell and vote the Shares, or if you are not the sole owner, you have the full right, power and authority to sell the Shares,

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April 10, 2001
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and in either event, this letter agreement is a valid and binding agreement, enforceable against you, in accordance with its terms; (ii) neither the execution of this letter agreement nor the consummation by you of the transactions contemplated hereby will constitute a violation of, or conflict with, or default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which you are a party or by which you or the Shares are bound; and (iii) Buyer or its subsidiary shall, upon purchase of the Shares, receive good and marketable title to the Shares, free and clear of all liens, claims, encumbrances and security interests of any kind.

         Buyer hereby represents and warrants that it has the corporate power and it is duly authorized to enter into this letter agreement.

         You hereby agree to vote or cause to be voted all of the Shares (i) in favor of approval and adoption of the Merger Agreement, the Merger and the transactions contemplated by this Agreement and the Merger Agreement and (ii) against any other mergers, recapitalizations, business combinations, sales of assets, liquidations or similar transactions involving the Company, or any other matters which could reasonably be expected to impede, interfere, delay or adversely affect the Offer, the Merger and the transactions contemplated by this Agreement and the Merger Agreement. In furtherance of your voting agreement in this paragraph, you hereby revoke any and all previous proxies with respect to any of the Shares and grant to Buyer and such individuals or corporations as Buyer may designate an irrevocable proxy to vote all of the Shares owned by you in accordance with this paragraph on any matters which may be presented to shareholders of the Company with respect to the matters referred to in (i) and (ii) above in this paragraph. You hereby acknowledge that the proxy granted by the foregoing is coupled with an interest and is irrevocable. In addition, you hereby agree to execute such additional documents as Buyer may reasonably request to effectuate its proxy and voting rights under this paragraph. Notwithstanding anything to the contrary contained herein, the proxy granted to Buyer hereby shall automatically terminate and be of no further force and effect upon the termination of this letter agreement in accordance with its terms.

         We each hereby agree that you are not making any agreement or understanding herein in any capacity other than in your capacity as a stockholder of the Company. If you are a member of a Board of Directors of the Company, nothing herein shall in any way limit or affect actions taken by you in such capacity, and no action taken in furtherance of your fiduciary duties shall be deemed to be a breach of the provisions of this letter agreement.

         We each hereby agree that this letter agreement creates legally binding commitments, enforceable in accordance with their terms. This letter agreement (i) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and (ii) supersedes all other prior agreements and understandings, both written and oral, between the parties with


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April 10, 2001
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respect to the subject matter hereof. This letter agreement is not intended to confer upon any other person any rights or remedies hereunder.

         This letter agreement may be terminated at any time (i) by mutual written consent of the parties hereto, (ii) by either party on or after the termination of the Merger Agreement other than pursuant to an Applicable Termination or (iii) by either party on or after the Expiration Date; PROVIDED, HOWEVER, that the provisions of the fourth paragraph of this letter agreement (related to Covered Dispositions) shall survive any such termination in accordance with its terms. Notwithstanding the foregoing, such right of termination shall not be available to any party whose breach of any representation, warranty, agreement or obligation hereunder has been the cause of or resulted in the failure of the transactions contemplated hereunder to be consummated. No such termination shall relieve any party from liability for any breach of this letter agreement.

         Each party shall be entitled, without prejudice to the rights and remedies otherwise available to such party, to specific performance of all of the other party's obligations hereunder. This letter agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware. Each of the parties shall pay its own expenses in connection with the execution and performance of this letter agreement.

         If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.










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April 10, 2001
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         Please indicate your agreement to the foregoing by signing this letter agreement in the space provided below, whereupon a binding agreement will have been formed between us in respect of the foregoing.

                                   Sincerely,

                                   ILLINOIS TOOL WORKS INC.


                                   By:
                                      --------------------------
                                   Name:
                                   Title:



Acknowledged and agreed as of the date first written above:

BRADFORD VENTURE PARTNERS, L.P.

By:  Bradford Associates
     its General Partner

         By:
             ------------------------------------------------------
              Name:
              Title:







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April 10, 2001
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SCHEDULE I


No Exceptions.









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